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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

        COLLEGIATE PACIFIC COMPLETES TOMARK ACQUISITION; COMPANY SEES 50%
                            GROWTH IN CURRENT QUARTER

DALLAS--(BUSINESS WIRE)--Jan. 9, 2004--Collegiate Pacific (AMEX:BOO) today stated that it has completed the acquisition of Tomark Sports of Corona, Calif. and has raised its revenue and earnings targets for its third quarter ending March 31.

Michael Blumenfeld, CEO, stated, "the recent acquisition of Tomark Sports and the acceleration of our internal growth would now suggest that revenues for this third quarter will rise to a record $10 million or up about 50% from year ago levels and will produce operating income of about $1 million. As a point of comparison, the projected operating income for this third quarter is expected to surpass all operating income produced in FY2003. Based on current trends, business combinations and future acquisitions, this third quarter could very well represent the low point of this particular growth cycle."

Shareholder Equity Grows

"With the closure of the Tomark acquisition our shareholder equity is now approximately $20 million and the combination of closing the previously announced Kessler Sports and full conversion of our outstanding warrants would push the shareholder equity account to over $40 million. During the past several days we have received approximately $1 million in new capital from the exercise of warrants and employee stock options. There remains outstanding 2.6 million publicly traded warrants with a strike price of $5 per share that, if exercised, would produce $13 million in additional equity capital for the Company."

Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company now offers more than 4,200 products to approximately 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, http://www.cpacsports.com/, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants. We disclaim any obligation to update these forward-looking statements.

    CONTACT: Collegiate Pacific, Dallas Mike Blumenfeld, 972-243-8100
    SOURCE: Collegiate Pacific